As filed with the Securities and Exchange Commission on May 1, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

JERNIGAN CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	47-1978772
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6410 Poplar Avenue, Suite 650 Memphis, TN	38119
(Address of principal executive offices)	(Zip code)

Jernigan Capital, Inc. Second Amended and Restated 2015 Equity Incentive Plan

(Full title of the plan)

John A. Good

Chief Executive Officer

6410 Poplar Avenue, Suite 650

Memphis, TN 38119

(Name and address of agent for service)

(901) 567-9510

(Telephone number, including area code, of agent for service)

Copies to:

David P. Slotkin

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW, Suite 6000

Washington, D.C. 20006

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer,’’ ‘‘smaller reporting company,’’ and ‘‘emerging growth company’’ in Rule 12b–2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	380,000	$20.97	$7,968,600	$965.80

(1)	Represents additional shares of common stock (“Common Stock”) of Jernigan Capital, Inc. (the “Company”) reserved for issuance under the Jernigan Capital, Inc. Second Amended and Restated 2015 Equity Incentive Plan (the “Second Amended and Restated Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Second Amended and Restated Plan and shares that may become issuable under the Second Amended and Restated Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.
(2)	Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on April 30, 2019.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is filed by Jernigan Capital, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), under the Company’s Second Amended and Restated 2015 Equity Incentive Plan (the “Second Amended and Restated Plan”). On March 19, 2019, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the Second Amended and Restated Plan, which amends and restates the Amended and Restated 2015 Equity Incentive Plan adopted on May 3, 2017 (the “First Amended Plan”) in its entirety. The Second Amended and Restated Plan increases the number of shares available for issuance under the First Amended Plan by 380,000 shares. The proposal to adopt the Second Amended and Restated Plan was approved by the Company’s stockholders on May 1, 2019. This Registration Statement registers the 380,000 additional shares of Common Stock available for issuance under the Second Amended and Restated Plan.

The 380,000 additional shares of Common Stock available for issuance under the Second Amended and Restated Plan registered pursuant to this Registration Statement are the same class as those registered on the Registration Statement on Form S-8, which was filed with the Commission on April 1, 2015 (File No. 333-203185) and the Registration Statement on Form S-8, which was filed with the Commission on May 3, 2017 (File No. 333-217637) (the “Prior Registration Statements”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The Company’s Current Report on Form 8-K filed with the Commission on January 2, 2019;

(3)	The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 19, 2019; and

(4)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36892) filed with the Commission on March 23, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Officers and Directors.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision which eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company, and the Company’s bylaws obligate the Company, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company will indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 (File No. 333-202219))

5.1*	Opinion of Morrison & Foerster LLP

10.1*	Jernigan Capital, Inc. Second Amended and Restated 2015 Equity Incentive Plan

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Frazee Ivy Davis, PLC

23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages of this Registration Statement)

________________________

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this 1st day of May, 2019.

JERNIGAN CAPITAL, INC.

By:	/s/ John A. Good
John A. Good
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates stated by the following persons in their capacities with Jernigan Capital, Inc. Each person whose signature appears below hereby constitutes and appoints John A. Good and Kelly P. Luttrell, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments to this Registration Statement and any amendment pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated with Jernigan Capital, Inc.

/s/ John A. Good
John A. Good	Director, Chief Executive Officer (principal executive officer)	May 1, 2019

/s/ Kelly P. Luttrell
Kelly P. Luttrell	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer and principal accounting officer)	May 1, 2019

/s/ Randall L. Churchey
Randall L. Churchey	Director	May 1, 2019

/s/ Mark O. Decker
Mark O. Decker	Director	May 1, 2019

/s/ James D. Dondero
James D. Dondero	Director	May 1, 2019

/s/ Dean Jernigan
Dean Jernigan	Executive Chairman of the Board	May 1, 2019

/s/ Rebecca Owen
Rebecca Owen	Director	May 1, 2019

/s/ Howard A. Silver
Howard A. Silver	Director	May 1, 2019

/s/ Harry J. Thie
Harry J. Thie	Director	May 1, 2019